Exhibit 107
Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)
Maxar Technologies Inc.
(Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,169,017,542.55	.0001102	$459,425.73
Fees Previously Paid	—		—
Total Transaction Valuation	$4,169,017,542.55
Total Fees Due for Filing			$459,425.73
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$459,425.73

(i)
Title of each class of securities to which transaction applies:

Common Stock, $0.0001 par value per share (“Common Stock”), of Maxar Technologies Inc. (the “Registrant”)
(ii)
Aggregate number of securities to which transaction applies:

As of the close of business on January 24, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 78,660,708.35, which consists of (a) 74,710,071 issued and outstanding shares of Common Stock; (b) 851,119 shares of Common Stock underlying stock appreciation rights awards; (c) 1,907,873 shares of Common Stock underlying restricted stock units awards; (d) 1,162,080 shares of Common Stock underlying performance share units awards (assuming maximum performance with respect to applicable performance goals); and (e) 29,565.35 shares of Common Stock underlying deferred stock units awards.
(iii)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 78,660,708.35 shares of Common Stock (including 851,119 shares of Common Stock underlying stock appreciation rights awards; 1,907,873 shares of Common Stock underlying restricted stock units awards; 1,162,080 shares of Common Stock underlying performance share units awards (assuming maximum performance with respect to applicable performance goals); and 29,565.35 shares of Common Stock underlying deferred stock units awards) that are exchangeable for cash in the merger and (b) the merger consideration of $53.00 (collectively the “Total Consideration”). The filing fee equals the product of .0001102 multiplied by the Total Consideration.